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                                                                     Exhibit 4.4

                           SCHUFF INTERNATIONAL, INC.
                        1999 EMPLOYEE STOCK PURCHASE PLAN


           1. PURPOSE. The purpose of this 1999 Employee Stock Purchase Plan (the "Plan") is to encourage stock ownership by employees of Schuff Steel Company (the "Company") and its Subsidiaries and thereby provide employees with an incentive to contribute to the profitability and success of the Company. The Plan is intended to qualify as an "employee stock purchase Plan" under Section 423 of the Code and will be maintained for the exclusive benefit of eligible employees of the Company and its Subsidiaries.

           2. DEFINITIONS. For purposes of the Plan, in addition to the terms defined in Section 1, terms are defined as set forth below:

                     (a) "Board" means the Board of Directors of the Company.

                     (b) "Cash Account" means the account maintained on behalf of the Participant by the Company for the purpose of holding cash contributions pending investment in Stock.

                     (c) "Code" means the Internal Revenue Code of 1986, as amended.

                     (d) "Custodian" means Smith Barney or the successor thereto as may be appointed by the Board.

                     (e) "Earnings" means a Participant's salary or wages for services performed for the Company and its Subsidiaries and received by a Participant for services rendered during an Offering Period.

                     (f) "Fair Market Value" means the closing price of the Stock on the relevant date as reported on NASDAQ (or any national securities exchange or quotation system on which the Stock is then listed), or if there were no sales on that date the closing price on the next preceding date for which a closing price was reported.

                     (g) "Offering Period" means the period beginning January 1, 1999 and ending June 30, 1999, and every six month period thereafter, with the second Offering Period to begin on July 1, 1999 and ending December 31, 1999.

                     (h) "Participant" means an employee of the Company or a Subsidiary who is participating in the Plan.

                     (i) "Purchase Right" means a Participant's option to purchase shares which is deemed to be outstanding during a Offering Period. A Purchase Right represents an "option" as such term is used under Section 423 of the Code.

                     (j) "Stock" means the common stock of the Company.


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                     (k) "Stock Account" means the account maintained on behalf of the Participant by the Custodian for the purpose of holding Stock acquired upon investment under the Plan.

                     (l) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain as set forth in Code
Section 424(f).

           3. ADMINISTRATION.

                     (a) Board Administration. The Plan will be administered by the Board. The Board may delegate its administrative duties and authority (other than its authority to amend the Plan) to any Board committee or to any officers or employees or committee thereof as the Board may designate (in which case references to the Board will be deemed to mean the administrator to which such duties and authority have been delegated). The Board will have full authority to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as it may deem necessary or advisable to administer the Plan, to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and rules and regulations thereunder, to furnish to the Custodian such information as the Custodian may require, and to make all other decisions and determinations under the Plan (including determinations relating to eligibility). No person acting in connection with the administration of the Plan will, in that capacity, participate in deciding any matter relating to his or her participation in the Plan.

                     (b) The Custodian. The Custodian will act as custodian under the Plan, and will perform such duties as are set forth in the Plan and in any agreement between the Company and the Custodian. The Custodian will establish and maintain, as agent for Participants Stock Accounts, and any other subaccounts as may be necessary or desirable for the administration of the Plan.

                     (c) Waivers. The Board may waive or modify any requirement that a notice or election be made or filed under the Plan a specified period in advance in an individual case or by adopting a rule or regulation under the Plan, without amending the Plan.

                     (d) Other Administrative Provisions. The Company will furnish information from its records as directed by the Board, and such records, including a Participant's Earnings, will be conclusive on all persons unless determined by the Board to be incorrect. Each Participant and other person claiming benefits under the Plan must furnish to the Company in writing an up-to-date mailing address and any other information as the Board or Custodian may reasonably request. Any communication, statement, or notice mailed with postage prepaid to any such Participant or other person at the last mailing address filed with the Company will be deemed sufficiently given when mailed and will be binding upon the named recipient. The Plan will be administered on a reasonable and nondiscriminatory basis and uniform rules will apply to all persons similarly situated. All Participants will have equal rights and privileges (subject to


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the terms of the Plan) with respect to Purchase Right outstanding during any given Offering Period.

           4. STOCK SUBJECT TO PLAN.

           Subject to adjustment as provided below, the total number of shares of Stock reserved and available for issuance or which may be otherwise acquired upon exercise of Purchase Rights under the Plan will be 200,000. Any shares of Stock delivered by the Company under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. The number and kind of such shares of Stock subject to the Plan will be proportionately adjusted, as determined by the Board, in the event of any extraordinary dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affecting the Stock.

           5. ENROLLMENT AND CONTRIBUTIONS.

                     (a) Eligibility. An employee of the Company or a Subsidiary may be enrolled in the Plan for any Offering Period if such employee is employed by the Company or a Subsidiary on the first day of the Offering Period, unless one of the following applies to the employee:

                                 (i) such person is customarily employed by the Company or a Subsidiary for 20 hours or less a week or for not more than five months in any calendar year; or

                                 (ii) such person would, immediately upon enrollment, be deemed to own, for purposes of Section 423(b)(3) of the Code, an aggregate of five percent or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any Subsidiary.

The Company will notify an employee of the date as of which he or she is eligible to enroll in the Plan, and will make available to each eligible employee the necessary enrollment forms. Notwithstanding the above, any individual who is employed by the Company or a Subsidiary and who is a nonresident alien shall not be eligible to participate in the Plan if the laws of the country in which the employee resides makes the offer of the Purchase Right or the delivery of Stock under the Plan impractical. Additionally, the offer of the Purchase Right and the delivery of Stock under the Plan shall only be effective for any individual who is employed by the Company or a Subsidiary and who is a nonresident alien only after the Company has complied with the applicable laws of the country in which the employee resides.

                     (b) Initial Enrollment. An employee who is eligible under
Section 5(a) (or who will become eligible on or before a given Offering Period) may, after receiving current information about the Plan, initially enroll in the Plan by executing and filing with the Company's Human Resources Department a properly completed enrollment form, including the


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employee's election as to the rate of payroll contributions for the Offering
Period. To be effective for any Offering Period, such enrollment form must be filed at least two weeks preceding such Offering Period.

                     (c) Automatic Re-enrollment for Subsequent Offering Periods. A Participant whose enrollment in, and payroll contributions under, the Plan continues throughout a Offering Period will automatically be re-enrolled in the Plan for the next Offering Period unless (i) the Participant terminates enrollment before the next Offering Period in accordance with Section 7(a), or
(ii) the Participant is ineligible to participate under Section 5(a). The initial rate of payroll contributions for a Participant who is automatically re-enrolled for a Offering Period will be the same as the rate of payroll contribution in effect at the end of the preceding Offering Period, unless the Participant files a new enrollment form designating a different rate of payroll contributions and such new enrollment form is received no later than two weeks prior to the beginning of the next Offering Period.

                     (d) Payroll Contributions. A Participant will make contributions under the Plan by means of payroll deductions from each payroll period which ends during the Offering Period, at the rate elected by the Participant in his or her enrollment form in effect for that Offering Period (except that such rate may be changed during the Offering Period to the extent permitted below). The rate of payroll contributions elected by a Participant may not be less than one percent (1%) nor more than ten percent (10%) of the Participant's Earnings for each payroll period, and only whole percentages may be elected; provided, however, that the Board may specify a lower minimum rate and higher maximum rate, subject to Section 8(c). Notwithstanding the above, a Participant's payroll contributions will be adjusted downward by the Company as necessary to ensure that the limit on the amount of Stock purchased with respect to a Offering Period set forth in Section 6(a)(iii) is not exceeded. A Participant may elect to increase, decrease, or discontinue payroll contributions for a future Offering Period by filing a new enrollment form designating a different rate of payroll contributions, which form must be received at least 2 weeks prior to the beginning of an Offering Period to be effective for that Offering Period. In addition, a Participant may elect to discontinue payroll contributions during an Offering Period by filing a new enrollment form, such change to be effective for the next payroll after the Participant's new enrollment form is received.

                     (e) Crediting Payroll Contributions to Cash Accounts. All payroll contributions by a Participant under the Plan will be credited to a Cash Account maintained by the Company on behalf of the Participant. The Company will credit payroll contributions to each Participant's Cash Account as soon as practicable after the contributions are withheld from the Participant's Earnings.

                     (f) No Interest on Cash Accounts. No interest will be credited or paid on cash balances in Participant's Cash Accounts pending investment in Stock.


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           6. PURCHASES OF STOCK

                     (a) Purchase Rights. Enrollment in the Plan for any Offering Period by a Participant will constitute a grant by the Company of a Purchase Right to such Participant for such Offering Period. Each Purchase Right will be subject to the following terms:

                                 (i) The Purchase prices at which Stock will be purchased under a Purchase Right will be as specified in
                                            Section 6(c).

                                 (ii)       Except as limited in (iii) below,
                                            the number of shares of Stock that
                                            may be purchased upon exercise of
                                            the Purchase Right for a Offering
                                            Period will equal the number of
                                            shares (including fractional shares)
                                            that can be purchased at the
                                            purchase price specified in Section
                                            6(c) with the aggregate amount
                                            credited to the Participant's Cash
                                            Account as of the last day of an
                                            Offering Period.

                                 (iii)      The number of shares of Stock
                                            subject to a Participant's Purchase
                                            Right for any Offering Period will
                                            not exceed the number derived by
                                            dividing $12,500 by 100% of the Fair
                                            Market Value of one share of Stock
                                            on the first day of the Offering
                                            Period for the Offering Period.

                                 (iv)       The Purchase Right will be
                                            automatically exercised on the last
                                            day of the Offering Period.

                                 (v) Payments by a Participant for Stock purchased under a Purchase Right will be made only through payroll deduction in accordance with Section 5(d) and (e).

                                 (vi)       The Purchase Right will expire on
                                            the earlier of the last day of the
                                            Offering Period or the date on which
                                            the Participant's enrollment in the
                                            Plan terminates.

                     (b) Purchase of Stock. At or as promptly as practicable after the last day of an Offering Period, amounts credited to each Participant's Cash Account as of such date will be applied by the Company to the purchase of shares of Stock, in accordance with the terms of the Plan. Shares of Stock will be purchased from the Company. Shares sold by the Company may be authorized but unissued shares or treasury shares, as permitted under Section 4. The Company will aggregate the amounts in all Cash Accounts when purchasing Stock, and shares purchased will be allocated to each Participant's Stock Account in proportion to the cash amounts withdrawn from such Participant's Cash Account. Upon completion of purchases in respect of an Offering Period (which will be completed in not more than 15 calendar days after the last day of an Offering Period), all shares of Stock so purchased for a Participant will be credited to the Participant's Stock Account.


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                     (c) Purchase Price. The purchase price of each share of
Stock purchased in respect of an Offering Period will equal 85% of the lesser of
(i) the Fair Market Value of a share of Stock on the first day of an Offering Period or (ii) the Fair Market Value of a share of Stock on the last day of an Offering Period.

                     (d) Dividend Reinvestment; Other Distributions. Cash dividends on any Stock credited to a Participant's Stock Account will be automatically reinvested in additional shares of Stock; such amounts will not be available in the form of cash to Participants. The Company will aggregate all purchase of Stock in connection with dividend reinvestment for a given dividend payment date. Purchases of Stock for purposes of dividend reinvestment will be made as promptly as practicable (but not more than 15 calendar days) after a dividend payment date. The purchases will be made directly from the Company at 100% of the Fair Market Value of a share of Stock on the dividend payment date. Any shares of Stock distributed as a dividend or distribution in respect of shares of Stock or in connection with a split of the Stock credited to a Participant's Stock Account will be credited to such Account.

                     (e) Withdrawals and Transfers. Shares of Stock may be withdrawn from a Participant's Stock Account, in which case one or more certificates for whole shares may be issued in the name of, and delivered to, the Participant, with such Participant receiving cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the day preceding the date of withdrawal. Alternatively, whole shares of Stock may be withdrawn from a Participant's Stock Account by means of a transfer to a broker-dealer or financial institution that maintains an account for the Participant, together with the transfer of cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the day preceding the date of withdrawal. Participants may not designate any other person to receive shares of Stock withdrawn or transferred under the Plan. A Participant seeking to withdraw or transfer shares of Stock must give instructions to the Custodian in such manner and form as may be prescribed by the Custodian, which instructions will be acted upon as promptly as practicable. Withdrawals and transfers will be subject to any fees imposed in accordance with Section 8(a).

                     (f) Excess Account Balances. If any amounts remain in a Cash Account following the date on which the Company purchases Stock in respect of an Offering Period as a result of the limitation set forth in Section 6(a)(iii), such amounts will be returned to the Participant as promptly as practicable.


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           7. TERMINATION AND DISTRIBUTIONS.

                     (a) Termination of Enrollment. A Participant's enrollment in the Plan will terminate upon (i) the beginning of any payroll period or Offering Period that begins after he or she files a written notice of termination of enrollment with the Company, provided that such Participant will continue to be deemed to be enrolled with respect to any completed Offering Period for which purchases have not been completed, (ii) such time as the Participant becomes ineligible to participate under Section 5(a) of the Plan, or
(iii) the termination of the Participant's employment by the Company and its Subsidiaries. An employee whose enrollment in the Plan terminates may again enroll in the Plan as of any subsequent Offering Period that is at least 90 days after such termination of enrollment if he or she satisfies the eligibility requirements of Section 5(a) as of such Offering Period. A Participant's election to discontinue payroll contributions will not constitute a termination of enrollment.

                     (b) Distribution. As soon as practicable after a Participant's enrollment in the Plan terminates, amounts in the Participant's Cash Account which resulted from payroll contributions will be repaid to the Participant. The Custodian will continue to maintain the Participant's Stock Account for the Participant until the earlier of such time as the Participant directs the sale of all Stock in the Account, withdraws, or transfers all Stock in the Account, or one year after the Participant ceases to be employed by the Company and its Subsidiaries. If a Participant's termination of enrollment results from his or her death, all amounts payable will be paid to his or her estate.

           8. GENERAL.

                     (a) Costs. Costs and expenses incurred in the administration of the Plan and maintenance of Accounts will be paid by the Company, to the extent provided in this Section 8(a). Any brokerage fees and commissions for the purchase of Stock under the Plan (including Stock purchased upon reinvestment of dividends and distributions) will be paid by the Company, but any brokerage fees and commissions for the sale of Stock under the Plan by a Participant will be borne by such Participant. The rate at which such fees and commissions will be charged to Participants will be determined by the Custodian or any broker-dealer used by the Custodian (including an affiliate of the Custodian), and communicated from time to time to Participants. In addition, the Custodian may impose or pass through a reasonable fee for the withdrawal of Stock in the form of stock certificates (as permitted under Section 6(e)), and reasonable fees for other services unrelated to the purchase of Stock under the Plan, to the extent approved in writing by the Company and communicated to Participants.

                     (b) Statements to Participants. The Participant's statement will reflect payroll contributions, purchases, sales, and withdrawals and transfers of shares of Stock and other Plan transactions by appropriate adjustments to the Participant's Accounts. The Custodian will, not less frequently than semi-annually, provide or cause to be provided a written statement to the Participant showing the transactions in his or her Stock Account and the date thereof, the number of shares of Stock credited or sold, the aggregate purchase price paid or sales price received, the purchase or sales price per share, the brokerage fees and commissions paid (if any), the total


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shares held for the Participant's Stock Account (computed to at least three decimal places), and such other information as agreed to by the Custodian and the Company.

                     (c) Compliance with Section 423. It is the intent of the Company that this Plan comply in all respects with applicable requirements of
Section 423 of the Code and regulations thereunder. Accordingly, if any provision of this Plan does not comply with such requirements, such provision will be construed or deemed amended to the extent necessary to conform to such requirements.

           9. GENERAL PROVISIONS.

                     (a) Compliance With Legal and Other Requirements. The Plan, the granting and exercising of Purchase Rights hereunder, and the other obligations of the Company and the Custodian under the Plan will be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company may, in its discretion, postpone the issuance or delivery of Stock upon exercise of Purchase Rights until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule, or regulation, or the laws of any country in which employees of the Company and a Subsidiary who are nonresident aliens and who are eligible to participate reside, or other required action with respect to any automated quotation system or stock exchange upon which the Stock or other Company securities are designated or listed, or compliance with any other contractual obligation of the Company, as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, and regulations, designation or listing requirements, or other contractual obligations.

                     (b) Limits on Encumbering Rights. No right or interest of a Participant under the Plan, including any Purchase Right, may be pledged, encumbered, or hypothecated to or in favor of any party, subject to any lien, obligation, or liability of such Participant, or otherwise assigned, transferred, or disposed of except pursuant to the laws of descent or distribution, and any right of a Participant under the Plan will be exercisable during the Participant's lifetime only by the Participant.

                     (c) No Right to Continued Employment. Neither the Plan nor any action taken hereunder, including the grant of a Purchase Right, will be construed as giving any employee the right to be retained in the employ of the Company or any of its Subsidiaries, nor will it interfere in any way with the right of the Company or any of its Subsidiaries to terminate any employee's employment at any time.

                     (d) Taxes. The Company or any Subsidiary is authorized to withhold from any payment to be made to a Participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, and a Participant's enrollment in the Plan will be deemed to constitute his or her consent to such withholding. In addition, Participants may be required to advise the Company of sales and other dispositions of Stock acquired under the plan in order to permit the Company to


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comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan. (This provision and other Plan provisions do not set forth an explanation of the tax consequences to Participants under the Plan. A brief summary of the tax consequences will be included in disclosure documents to be separately furnished to Participants.)

                     (e) Changes to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders or Participants, except that any such action will be subject to the approval of the Company's shareholders within one year after such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any automated quotation system or stock exchange on which the Stock may then be quoted or listed, or if such shareholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code, and the Board may otherwise, in its discretion, determine to submit other such actions to shareholders for approval; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant with respect to outstanding Purchase Rights relating to any Offering Period that has been completed prior to such Board action. The foregoing notwithstanding, upon termination of the Plan the Board may elect to terminate all outstanding Purchase Rights at such time as the Board may designate; in the event of such termination of any Purchase Right prior to its exercise, all amounts contributed to the Plan which remain in a Participant's Cash Account will be returned to the Participant (without interest) as promptly as practicable.

                     (f) No Rights to Participate; No Shareholder Rights. No Participant or employee will have any claim to participate in the Plan with respect to Offering Periods that have not commenced, and the Company will have no obligation to continue the Plan. No Purchase Right will confer on any Participant any of the rights of a shareholder of the Company unless and until Stock is duly issued or transferred and delivered to the Participant (or credited to the Participant's Stock Account).

                     (g) Fractional Shares. Unless otherwise determined by the Board, purchases of Stock under the Plan executed by the Custodian may result in the crediting of fractional shares of Stock to the Participant's Stock Account. Such fractional shares will be computed to at least three decimal places. Fractional shares will not, however, be issued by the Company, and certificates representing fractional shares will not be delivered to Participants under any circumstances.

                     (h) Plan Year. The Plan will operate on a plan year that ends December 31 in each year.

                     (i) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the State of Arizona, without giving effect to principles of conflicts of laws, and applicable federal law.


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                     (j) Effective Date. The Plan will become effective on
January 1, 1999, subject to the Plan being approved by shareholders of the Company, at a meeting thereof, by a vote sufficient to meet the requirements of
Section 423(b)(2) of the Code. If the Plan is not approved in accordance with
Section 423(b)(2) of the Code, each Participant's Purchase Right shall be void and amounts credited to the Participant's Cash Account shall be promptly returned to the Participant.



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                                 FIRST AMENDMENT
                                     TO THE
                           SCHUFF INTERNATIONAL, INC.
                        1999 EMPLOYEE STOCK PURCHASE PLAN


      Effective January 1, 1999, the Board of Directors of Schuff International, Inc. (the "Company") approved the adoption of the Schuff International 1999 Employee Stock Purchase Plan (the "Plan"). By this First Amendment, the Company desires to amend the Plan to increase the number of shares of the Company's Common Stock reserved and available for issuance under the Plan from 200,000 shares to 350,000 shares.

      1. This First Amendment shall amend only those Sections specified in this Amendment and those Sections not amended remain in effect.

      2. Section 4, regarding Stock Subject to Plan, shall be amended as follows: "200,000" is hereby replaced with "350,000."

      3. This First Amendment shall be effective at such time as it has been approved by the stockholders of the Company, at a meeting thereof, by a vote sufficient to meet the requirements of Section 422(b)(1) of the Code.

      The Company has caused this First Amendment to the Plan to be signed by its duly authorized officer this 20th day of May, 2002.


                                 SCHUFF INTERNATIONAL, INC.


                                 By: /s/ illegible
                                     ------------------------------------------
                                 Its:  Vice President & Chief Financial Officer